EXHIBIT 21.1

Parent Company	Onfolio Holdings Inc	Delaware

Subsidiaries	Onfolio LLC	Delaware
	Onfolio Crafts LLC	Delaware
	Mighty Deals LLC	Delaware
	Vital Reaction LLC	Delaware
	Onfolio Assets, LLC	Delaware
	SEO Butler Limited	England/Whales
	Proofreadanywhere LLC	Delaware
	Contentellect LLC	Delaware
	WP Folio LLC	Delaware